77Q1.     Exhibits

(a)       Agreements and Plans of Reorganization

(b) Sub Advisory Agreement dated April 28, 2003, between Touchstone Advisors, Inc. and Third Avenue Management LLC on behalf of the Touchstone Third Avenue Value Fund (fka Touchstone Small Cap Value
          Fund)

(c) Sub Advisory Agreement dated April 28, 2003, between Touchstone Advisors, Inc. and Harris Bretall Sullivan and Smith, LLC on behalf of the Touchstone Large Cap Growth Fund

(d) Form of Sub-Advisory Agreement between Touchstone Advisors, Inc. and BAMCO, INC. on behalf of the Touchstone Baron Small Cap Fund

(e)       Amended and Restated Declaration of Trust

(f) Amendment No. 5 to Investment Advisory Agreement between Touchstone Advisors, Inc. and Touchstone Variable Series Trust